Exhibit 99.1

News Announcement

CONTACT:
Saul V. Reibstein	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/401-2049	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

Conference Call:	Today, October 27, 2016 at 9:00 a.m. ET
Dial-in number:	212/231-2922
Webcast:	www.pngaming.com
Replay information provided below

PENN NATIONAL GAMING REPORTS THIRD QUARTER REVENUE OF $765.6 MILLION, INCOME FROM OPERATIONS OF $139.3 MILLION AND ADJUSTED EBITDA OF $211.3 MILLION

- Establishes 2016 Fourth Quarter Guidance and Updates 2016 Full Year Guidance —

Wyomissing, PA (October 27, 2016) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National Gaming,” “Penn National,” “Penn,” or the “Company”) today reported operating results for the three months ended September 30, 2016, as summarized below.

Summary of Third Quarter Results

	Three Months Ended September 30,
(in millions, except per share data)	2016 Actual	2016 Guidance (2)	2015 Actual
Net revenues	$765.6	$767.3	$739.3
Net income	$46.5	$26.3	$4.9
Plus: Impact of stock compensation, non-operating items for Kansas JV, depreciation and amortization, changes in the estimated fair value of contingent purchase price, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	164.8	186.0	205.4
Adjusted EBITDA (1)	$211.3	$212.3	$210.3

Diluted earnings per common share	$0.51	$0.29	$0.05

(1)         Adjusted EBITDA is income from operations, excluding the impact of stock compensation, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of the contingent purchase price payable to the previous owners of Plainridge Racecourse and gain or loss on disposal of assets. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of the non-operating items added back for our joint venture in Kansas Entertainment, LLC (“Kansas Entertainment” or “Kansas JV”).  Adjusted EBITDA excludes payments pursuant to the Company’s Master Lease (the “Master Lease”) with Gaming and Leisure Properties, Inc. (“GLPI”), as the transaction is accounted for as a financing obligation.  Payments to GLPI totaled $109.7 million and $109.0 million for the three months ended September 30, 2016 and 2015, respectively.

(2)         The guidance figures in the table above present the guidance Penn National Gaming provided on July 28, 2016 for the three months ended September 30, 2016.

Review of Third Quarter 2016 Results vs. Guidance

	Three Months
	Ended
	September 30, 2016
	Pre-tax	After-tax
	(in thousands) (unaudited)

Income, per guidance (1)	$31,305	$26,347

Adjusted EBITDA variances:
Operating segment variance	(6,148)	(3,769)
Rocket Games acquisition, net of impact from delayed opening of Jamul	942	600
Cash-settled stock-based awards variance	1,829	1,165
Other variance, primarily corporate overhead costs	2,347	1,496
Total Adjusted EBITDA variances from guidance	(1,030)	(508)

Insurance gain on Alton flood	726	459
Foreign currency translation gains	371	235
Interest expense variance, mainly due to lower variable rent on Columbus and Toledo	697	444
Gain on disposal of assets variance, primarily due to Rosecroft sale	1,049	668
Interest income variance related to Advances to Jamul Tribe	3,610	2,300
Other	334	205
Tax variance primarily related to discrete items (2)	—	16,385
Income, as reported	$37,062	$46,535

(1)         The guidance figure in the table above presents the guidance Penn National Gaming provided on July 28, 2016 for the three months ended September 30, 2016.

(2)         Includes $12.0 million tax benefit for valuation allowance reversals associated with deferred tax liabilities recorded on intangibles in acquisition of Rocket Games, Inc. as well as a favorable tax settlement for $9.8 million associated with certain reserves.

Timothy J. Wilmott, President and Chief Executive Officer, commented, “Third quarter regional gaming industry trends were largely similar to the second quarter.  Quarterly adjusted EBITDA of $211.3 million was slightly below guidance as shortfalls at certain properties were almost offset by lower corporate overhead and stock based compensation expenses and initial contributions from Rocket Games which we acquired in August.  Although the delay in opening Hollywood Casino Jamul — San Diego negatively impacted adjusted EBITDA, it also resulted in additional interest income from our loan with the Jamul Tribe.

“During the third quarter we continued to generate significant cash flow from our operations, while we advanced $65.7 million for the construction of Hollywood Casino Jamul — San Diego, and made an initial payment of $60 million for Rocket Games.  Reflecting this activity and proceeds from the sale of Rosecroft Raceway, traditional debt at September 30, 2016 was $1.67 billion, or $3 million higher than June 30, 2016 and $40.0 million lower than at December 31, 2015.  Penn National has significantly reduced its leverage levels since the end of the third quarter as we announced last week that the Company applied approximately $274 million against our outstanding revolving credit facility resulting from the proceeds received from the Jamul Tribe’s recent refinancing transaction.  Pro forma for the recent debt repayments, our total adjusted EBITDA to GAAP debt leverage ratio at September 30 was approximately 5.76x compared to 6.62x at December 31, 2015.  Reflecting the refinancing transaction, Penn National’s advances to the Jamul Tribe have been reduced to a Term Loan C facility of up to $108 million and a Term Loan C delayed draw commitment of up to $15 million.  These loans accrue interest at LIBOR (at a 1% floor) plus 8.50%.  Now that the project is operational, we will begin to receive both principal and interest payments on these advances.

“In the third quarter, consistent with other businesses dependent on consumer discretionary spending, the regional gaming industry continued to experience uneven performance as a result of what we believe to be a combination of macroeconomic factors and an uncertain political landscape.  During the quarter, rated player visits and spend per visit, which accounts for approximately 65% of play at our facilities, were stable though partially offset by unrated customer segment softness in several of our key markets.  Notwithstanding this environment, we largely maintained third quarter operating segment and consolidated EBITDA margins as we lowered corporate expenses by $0.8 million on a year-over-year basis, excluding the variation in cash settled stock based compensation expense.

“Adjusted EBITDA margin growth in the Northeast segment reflected continued improvements at Plainridge Park and three of our four Ohio properties, while Hollywood Casino Toledo faced challenges related to significant road construction on the interstate to the property’s north and south.  The adjusted EBITDA margin decline in the South/West segment stems largely from two properties — one in New Mexico where visitation is being significantly impacted by ongoing softness in the local oil markets and the other by new competition in Mississippi — which together offset continued strength in our Las Vegas market operations.  While adjusted EBITDA margin fell slightly year over year in the Midwest segment due mostly to a full quarter of lower margin, yet growing, retail gaming operations, adjusted EBITDA from this segment showed growth from year ago levels largely due to strength in Missouri and the addition of Prairie State Gaming.

“Third quarter results reflect meaningful contributions from our recent expansion and diversification investments, including Plainridge Park Casino, Tropicana Las Vegas, Prairie State Gaming and Rocket Games.  During the quarter we continued to strategically expand and diversify our revenue and adjusted EBITDA mix by focusing on growth platforms that complement and leverage our core regional gaming success and database of over three million active customers.  Rocket Games is an attractive addition to the Company’s Penn Interactive Ventures operations, which are profitable, growing and provide synergies to our casino business.

“Hollywood Casino Jamul — San Diego, developed for the Jamul Indian Village of California (“JIV” or the “Tribe”), opened early in the fourth quarter.  This beautiful three-story gaming and entertainment facility elevates the design and luxury of our Hollywood brand to new levels and has the closest proximity to downtown San Diego relative to other gaming offerings.  With the opening — and the addition of fees resulting from the management contract, licensing agreement and interest income from our continued role as a lender — Penn National has further diversified its cash flows, which we intend to utilize to further reduce leverage throughout 2017 before the expected commencement of the Phase II capital investment program at Tropicana Las Vegas late next year.

“Since last summer’s acquisition of Tropicana Las Vegas, we made meaningful progress with our Phase I investments serving to make the property both more profitable and more attractive to players.  The upgrades include a wide range of facility and operational improvements intended to leverage the property’s high quality room base, further improve the overall customer experience and provide for a refreshed gaming floor that features new slots, improved merchandising and refinements to the table game mix.  We successfully launched our Marquee Rewards player loyalty program at the property earlier this year which has reduced our reliance on the less profitable leisure and wholesale hotel segments. Phase I upgrades also enabled us to partner with Food Network celebrity chef Robert Irvine, who will open his first signature restaurant on the Las Vegas Strip at Tropicana Las Vegas in 2017.

“We continue to develop a Phase II master plan for the property that we expect will include additional food, beverage, retail, entertainment and other non-gaming amenities and enhancements. The plan seeks to further leverage returns from our 35 acres of property and Strip frontage and is predicated on generating strong near- and long-term returns.  We continue to believe that with our initial $360 million purchase price that we are well positioned to create an important source of growth for Penn National based on the quality of the asset and room base, our progress to date in generating improved financial results, the successful application of our player loyalty program to improve the effectiveness of our hotel yielding strategies and the recent developments on the south end of the Strip.

“While we are encouraged by this month’s opening in San Diego and the economic contributions from other recent growth initiatives, our current outlook and guidance for the fourth quarter contemplates a continuation of the trends experienced to-date in 2016, reasonable expectations for our newest facilities ramping to their potential, and a realistic view of the impact of new competition on Hollywood Casino at Charles Town Races.  With continued progress throughout 2016 in generating strong free cash flow while actively and conservatively managing our capital structure to de-lever and provide the financial flexibility to support our near- and long-term growth initiatives, we believe Penn National is well positioned to benefit from improvements in consumer spending and to take advantage of opportunities for new growth opportunities.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s ongoing development project:

Project/Scope	New Gaming Positions	Planned Total Budget		Amount Expended through September 30, 2016	Date Opened
		(in millions) (unaudited)

Jamul Indian Village project (CA) - Opened our new Hollywood Casino branded gaming operation, which Penn manages, on Oct 10, 2016. The facility features over 1,731 slot machines, 40 live table games, multiple restaurants, bars and lounges.	1,951	$407	(1)	$326.0	October 10, 2016

(1) As disclosed previously, funds advanced for this project are accounted for as a loan.  The budget and expended amounts exclude the purchase of a $60 million subordinated promissory note from the previous developer of the project during the fourth quarter of 2015 for $24 million.  Increase of $17 million from 2nd Qtr 2016 primarily due to $10 million cost increase in Offsite Improvements and $7 million is additional preopening costs due to delay in opening from August to October.

Financial Guidance

Reflecting the current operating and competitive environment, the table below sets forth 2016 fourth quarter and full year guidance targets for financial results based on the following assumptions:

•                  MGM National Harbor opens December 8, 2016 impacting Hollywood Casino at Charles Town Races;

•                  A full year contribution from the Company’s management contract for Casino Rama;

•                  Full year corporate overhead expenses of $74.2 million, with $23.0 million to be incurred in the fourth quarter of 2016;

•                  Includes the impact of charges associated with the Transition Services Agreement for our Chief Financial Officer which reduced adjusted EBITDA by $1.4 million and increased stock based compensation expense by $0.9 million in the fourth quarter of 2016;

•                  Depreciation and amortization charges in 2016 of $266.6  million, with $66.5 million in the fourth quarter of 2016, which includes depreciation expense related to real property leased from GLPI;

•                  Payments to GLPI of $442.7 million in 2016, with $110.8 million in the fourth quarter of 2016, which will reduce our September 30, 2016, financing obligation by $12.6 million at December 31, 2016 with the remaining payments recorded as interest expense;

•                  Our rent coverage ratio for year three of the Master Lease at September 30, 2016 is 1.83 and we expect to incur a rent escalation of $4.8 million at October 31, 2016, which is the conclusion of year three of the Master Lease, of which $0.8 million will be incurred in 2016 and is reflected in interest expense;

•                  Interest expense in 2016 of $459.6 million, with $114.0 million in the fourth quarter of 2016, which includes the interest expense related to the Master Lease financing obligation with GLPI;

•                  Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV will total $10.3 million for 2016, with $2.6 million to be incurred in the fourth quarter of 2016;

•                  Estimated non-cash stock compensation expenses of $7.5 million for 2016, with $3.0 million to be incurred in the fourth quarter of 2016;

•                  LIBOR is based on the forward yield curve;

•                  A diluted share count of approximately 91.2 million shares for the full year 2016; and

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending December 31,		Full Year Ending December 31,
	2016 Guidance	2015 Actual	2016 Revised Guidance	2016 Prior Guidance (1)	2015 Actual
	(in millions, except per share data)

Net revenues	$748.3	$734.0	$3,039.8	$3,030.5	$2,838.4

Net income	$(13.9)	$(9.1)	$90.4	$98.9	$0.7
Income tax provision	24.0	(6.1)	33.1	26.3	55.9
Other	—	(1.1)	1.3	2.4	(5.9)
Income from unconsolidated affiliates	(3.1)	(2.6)	(14.7)	(14.9)	(14.5)
Interest income	(4.2)	(4.1)	(24.2)	(27.2)	(11.5)
Interest expense	114.1	113.6	459.6	463.1	443.1
Income from operations	$116.9	$90.6	$545.5	$548.6	$467.8
Loss (gain) on disposal of assets	—	0.5	(3.4)	(2.3)	1.3
Impairment losses	—	40.0	—	—	40.0
Charge for stock compensation	3.0	1.8	7.5	7.1	8.2
Contingent purchase price	0.6	0.6	(0.5)	(0.6)	(5.4)
Depreciation and amortization	66.5	67.7	266.5	266.6	259.5
Income from unconsolidated affiliates	3.1	2.6	14.7	14.9	14.5
Non-operating items for Kansas JV	2.6	2.5	10.3	10.3	10.4
Adjusted EBITDA	$192.7	$206.3	$840.6	$844.6	$796.3

Diluted earnings per common share	$(0.15)	$(0.10)	$0.99	$1.08	$0.01

(1)         The guidance figures in the table above present the guidance Penn National Gaming provided on July 28, 2016 for the full year ended December 31, 2016.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		INCOME FROM OPERATIONS		ADJUSTED EBITDA
	Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,
	2016	2015	2016	2015	2016	2015
Northeast (1)	$395,748	$406,552	$101,752	$107,148	$124,421	$124,880
South/West (2)	135,169	118,266	19,337	22,307	28,506	29,463
Midwest (3)	221,172	209,115	56,343	52,521	71,644	68,910
Other (4)	13,508	5,364	(38,132)	(39,804)	(13,311)	(12,991)
Total	$765,597	$739,297	$139,300	$142,172	$211,260	$210,262

	NET REVENUES		INCOME FROM OPERATIONS		ADJUSTED EBITDA
	Nine Months Ended September 30,		Nine Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015	2016	2015
Northeast (1)	$1,190,469	$1,120,272	$306,368	$274,995	$374,165	$339,107
South/West (2)	411,245	345,516	72,944	81,910	99,703	99,586
Midwest (3)	662,506	622,652	172,013	160,631	219,900	210,344
Other (4)	27,250	15,951	(122,157)	(140,314)	(45,843)	(59,014)
Total	$2,291,470	$2,104,391	$429,168	$377,222	$647,925	$590,023

(1)         The Northeast segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Casino Columbus, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, and Plainridge Park Casino.  It also includes the Company’s Casino Rama management service contract.  Our Northeast segment results for the three and nine months ended September 30, 2015 included preopening costs of $0.3 million and $9.2 million, respectively.

(2)         The South/West segment consists of the following properties: Zia Park Casino, Hollywood Casino Tunica, Hollywood Casino Gulf Coast, Boomtown Biloxi, the M Resort and Tropicana Las Vegas, which was acquired on August 25, 2015, as well as the Hollywood Casino Jamul-San Diego project with the Jamul Indian Village, which opened on October 10, 2016.

(3)         The Midwest segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Lawrenceburg, and Hollywood Casino St. Louis and Prairie State Gaming, which was acquired on September 1, 2015, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway.  Results for the nine months ended September 30, 2015 included a property tax refund of approximately $2.0 million.

(4)         The Other category consists of the Company’s standalone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, Freehold Raceway and Rosecroft Raceway, which was sold on August 2, 2016. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment.  The Other category also includes Penn Interactive Ventures, the Company’s interactive division which represents Penn’s social gaming initiatives.

The Other category also includes the Company’s corporate overhead costs, which were $16.6 million and $51.2 million for the three and nine months ended September 30, 2016, as compared to $13.7 million and $60.5 million for the three and nine months ended September 30, 2015. Corporate overhead costs included cash-settled stock-based compensation charges of $2.6 million and $7.5 million for the three and nine months ended September 30, 2016 compared to a credit of $1.2 million and a charge of $15.1 million for the corresponding periods in the prior year.

Reconciliation of Comparable GAAP Financial Measures To

Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income	$46,535	$4,900	$104,278	$9,752
Income tax provision	(9,473)	35,380	9,065	62,016
Other	(404)	(2,672)	1,978	(4,805)
Income from unconsolidated affiliates	(3,505)	(3,759)	(11,662)	(11,895)
Interest income	(8,202)	(3,083)	(20,039)	(7,396)
Interest expense	114,349	111,406	345,548	329,550
Income from operations	$139,300	$142,172	$429,168	$377,222
Loss (gain) on disposal of assets	(2,781)	276	(3,440)	801
Charge for stock compensation	1,517	2,025	4,554	6,446
Contingent purchase price	(30)	(6,651)	(1,111)	(5,944)
Depreciation and amortization	67,903	66,141	200,105	191,785
Insurance recoveries	(726)	—	(726)	—
Income from unconsolidated affiliates	3,505	3,759	11,662	11,895
Non-operating items for Kansas JV	2,572	2,540	7,713	7,818
Adjusted EBITDA	$211,260	$210,262	$647,925	$590,023

Reconciliation of Comparable GAAP Financial Measure To

Adjusted EBITDA By Segment

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

Three Months Ended September 30, 2016

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$101,752	$19,337	$56,343	$(38,132)	$139,300
Charge for stock compensation	—	—	—	1,517	1,517
Depreciation and amortization	22,975	9,097	9,593	26,238	67,903
Contingent purchase price	(293)	—	—	263	(30)
Loss (gain) on disposal of assets	(13)	72	64	(2,904)	(2,781)
Insurance recoveries	—	—	(726)	—	(726)
Income from unconsolidated affiliates	—	—	3,798	(293)	3,505
Non-operating items for Kansas JV (1)	—	—	2,572	—	2,572
Adjusted EBITDA	$124,421	$28,506	$71,644	$(13,311)	$211,260

Three Months Ended September 30, 2015

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$107,148	$22,307	$52,521	$(39,804)	$142,172
Charge for stock compensation	—	—	—	2,025	2,025
Depreciation and amortization	24,350	6,971	9,984	24,836	66,141
Contigent purchase price	(6,651)	—	—	—	(6,651)
(Gain) loss on disposal of assets	33	185	34	24	276
Income from unconsolidated affiliates	—	—	3,831	(72)	3,759
Non-operating items for Kansas JV (1)	—	—	2,540	—	2,540
Adjusted EBITDA	$124,880	$29,463	$68,910	$(12,991)	$210,262

Nine Months Ended September 30, 2016

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$306,368	$72,944	$172,013	$(122,157)	$429,168
Charge for stock compensation	—	—	—	4,554	4,554
Depreciation and amortization	69,177	26,701	28,621	75,606	200,105
Contingent purchase price	(1,374)	—	—	263	(1,111)
(Gain) loss on disposal of assets	(6)	58	18	(3,510)	(3,440)
Insurance recoveries	—	—	(726)	—	(726)
Income from unconsolidated affiliates	—	—	12,261	(599)	11,662
Non-operating items for Kansas JV	—	—	7,713	—	7,713
Adjusted EBITDA	$374,165	$99,703	$219,900	$(45,843)	$647,925

Nine Months Ended September 30, 2015

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$274,995	$81,910	$160,631	$(140,314)	$377,222
Charge for stock compensation	—	—	—	6,446	6,446
Impairment Losses	—	—	—	—	—
Depreciation and amortization	70,016	17,091	29,846	74,832	191,785
Contigent purchase price	(5,944)	—	—	—	(5,944)
(Gain) loss on disposal of assets	40	585	28	148	801
Income from unconsolidated affiliates	—	—	12,021	(126)	11,895
Non-operating items for Kansas JV	—	—	7,818	—	7,818
Adjusted EBITDA	$339,107	$99,586	$210,344	$(59,014)	$590,023

(1)         Adjusted EBITDA excludes our share of the impact of non-operating items (such as depreciation and amortization) from our joint venture in Kansas Entertainment.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues
Gaming	$654,591	$651,284	$1,974,618	$1,861,539
Food, beverage, hotel and other	147,554	124,721	429,792	350,905
Management service and licensing fees	3,130	2,871	8,567	7,614
Reimbursable management costs	5,965	—	8,820	—
Revenues	811,240	778,876	2,421,797	2,220,058
Less promotional allowances	(45,643)	(39,579)	(130,327)	(115,667)
Net revenues	765,597	739,297	2,291,470	2,104,391

Operating expenses
Gaming	336,669	334,219	1,011,187	942,730
Food, beverage, hotel and other	102,110	89,151	302,062	249,883
General and administrative	114,376	107,614	340,854	342,771
Depreciation and amortization	67,903	66,141	200,105	191,785
Reimbursable management costs	5,965	—	8,820	—
Insurance recoveries	(726)	—	(726)	—
Total operating expenses	626,297	597,125	1,862,302	1,727,169
Income from operations	139,300	142,172	429,168	377,222

Other income (expenses)
Interest expense	(114,349)	(111,406)	(345,548)	(329,550)
Interest income	8,202	3,083	20,039	7,396
Income from unconsolidated affiliates	3,505	3,759	11,662	11,895
Other	404	2,672	(1,978)	4,805
Total other expenses	(102,238)	(101,892)	(315,825)	(305,454)

Income from operations before income taxes	37,062	40,280	113,343	71,768
Income tax (benefit) / provision	(9,473)	35,380	9,065	62,016
Net income	$46,535	$4,900	$104,278	$9,752

Earnings per common share:
Basic earnings per common share	$0.52	$0.06	$1.16	$0.11
Diluted earnings per common share	$0.51	$0.05	$1.14	$0.11

Weighted-average common shares outstanding:
Basic	83,065	80,243	81,917	79,803
Diluted	91,422	91,280	91,330	90,794

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015

Cash and cash equivalents	$201,768	$221,360	$214,238	$237,009

Bank Debt	$1,217,420	$1,203,740	$1,230,031	$1,239,049
Notes	296,734	296,573	296,413	296,252
Other long term obligations (1)	156,803	167,504	167,968	175,658
Total Traditional Debt	$1,670,957	$1,667,817	$1,694,412	$1,710,959

Financing obligation with GLPI (2)	$3,526,709	$3,539,030	$3,551,981	$3,564,629

Total Debt	$5,197,666	$5,206,847	$5,246,393	$5,275,588

1)             Other long term obligations at September 30, 2016 include $118.9 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, $14.4 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg, $21.2 million related to a corporate airplane loan and $2.3 million related to capital lease obligations.

2)             The financing obligation is calculated based on the present value of the future minimum lease payments over the remaining lease term, which includes all renewal options since they were reasonably assured of being exercised at lease inception.  The Master Lease, which became effective November 1, 2013, has an initial term of 15 years, with four renewal options of 5 years.  The payment structure includes a fixed component, a portion of which is subject to an annual escalator of up to 2% if certain rent coverage ratio thresholds are met, and a component that is based on the performance of the facilities, which is prospectively adjusted every five years by an amount equal to 4% of the average change to net revenues of all facilities under the Master Lease (other than Hollywood Casino Columbus and Hollywood Casino Toledo) during the preceding five years, and monthly by an amount equal to 20% of the change in net revenues of Hollywood Casino Columbus and Hollywood Casino Toledo during the preceding month.

Master Lease payments to GLPI are recorded as interest expense and a reduction to our financing obligation.  The table below reflects the total payments to GLPI for the three and nine months ended September 30, 2016 and 2015 and the treatment of these payments on Penn’s financial statements.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Reduction in GLPI financing obligation	$12,321	$11,154	$37,920	$35,452
Amount attributable to interest expense	97,389	97,804	293,947	291,869
Total payments to GLPI	$109,710	$108,958	$331,867	$327,321

The Company’s definition of adjusted EBITDA adds back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn’s only joint venture that meets this definition.  Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from this investment for the three months ended September 30, 2016 and 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Cash flow distributions	$8,150	$8,050	$21,500	$22,050

Diluted Share Count Methodology

In connection with the 2013 spin-off of Penn National Gaming’s real estate assets and the formation of Gaming and Leisure Properties, Inc., Penn National Gaming completed an exchange and repurchase transaction with an affiliate of Fortress Investment Group, LLC (“Fortress”) on October 11, 2013, which resulted in the repurchase of $627 million of its Series B Preferred Stock and the issuance of 8,624 shares of Series C Preferred Stock, which is equivalent to 8,624,000 common shares upon sale by Fortress to a third party.  During the three months ended September 30, 2016, Fortress sold 516 shares of Series C Preferred Stock, which converted upon sale into 516,000 shares of common stock.  As a result, Fortress held 6,931 shares of Series C Preferred Stock as of September 30, 2016, which is equivalent to 6,931,000 shares of common stock upon sale by Fortress to a third party.

Reconciliation of GAAP to Non-GAAP Measures

In addition to GAAP financial measures, adjusted EBITDA is used by management as an important measure of the Company’s operating performance. We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of contingent purchase price to the previous owners of Plainridge Racecourse, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDA excludes payments associated with our Master Lease agreement with GLPI as the transaction was accounted for as a financing obligation. Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is used in the valuation of gaming companies, and that it is considered by many to be a key indicator of the Company’s operating results. Management uses adjusted EBITDA as an important measure of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as alternatives to operating income, as indicators of the Company’s operating performance, as alternatives to cash flows from operating activities, as measures of liquidity, or as any other measures of performance determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA. It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

A reconciliation of the Company’s net income (loss) per GAAP to adjusted EBITDA, as well as the Company’s income (loss) from operations per GAAP to adjusted EBITDA, is included above. Additionally, a reconciliation of each segment’s income (loss) from operations to adjusted EBITDA is also included above. On a segment level, income (loss) from operations per GAAP, rather than net income (loss) per GAAP is reconciled to adjusted EBITDA due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment by segment basis. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2920. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment.  At September 30, 2016, the Company operated twenty-seven facilities in seventeen jurisdictions, including Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  At September 30, 2016, in aggregate, Penn National Gaming operated approximately 33,400 gaming machines, 800 table games and 4,600 hotel rooms.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties, including future plans, strategies, performance, developments, acquisitions, capital expenditures, and operating results.  Actual results may vary materially from expectations.  Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the assumptions included in our financial guidance; the ability of our operating teams to drive revenue and adjusted EBITDA margins; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, unexpected remediation costs, local opposition, organized labor, and increased cost of labor and materials; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and VGTs in bars and truck stops); increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our ability to maintain market share in established markets and ramp up operations at our recently opened facilities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings, changes in accounting standards; the impact of weather; with regard to our recently completed restatement, risks relating the remediation of any material weaknesses and the costs to strengthen our internal control structure, potential investigations, litigation or other proceedings by governmental authorities, stockholders or other parties, and the risks related to the impact of the recent restatement of the Company’s financial statements on the Company’s reputation, development projects, joint ventures and other commercial contracts; the ability of the Company to generate sufficient future taxable income to realize its deferred tax assets; with respect to the recently opened Hollywood Casino-Jamul near San Diego, California, particular risks associated with the repayment or subordination of project loans , sovereign immunity, local opposition (including several pending lawsuits), access, regional competition and property performance; with respect to our Plainridge Park Casino in Massachusetts, the ultimate location and timing of the other gaming facilities in the state and region; with respect to our social and other interactive gaming endeavors, including our recent acquisition of Rocket Games, risks related to ultimate profitability, retention of certain key employees cyber-security, data privacy, intellectual property and legal and regulatory challenges; with respect to Prairie State Gaming, risks relating to the closing of a pending acquisition and the integration of all new acquisitions, our ability to successfully compete in the VGT market, our ability to retain existing customers and secure new customers, risks relating to municipal authorization of VGT operations and the implementation and the ultimate success of the products and services being offered; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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